Exhibit 99.1

INTERNATIONAL RECTIFIER REPORTS
FISCAL FIRST QUARTER RESULTS

Company Achieves Record Revenues, Gross Margin and Backlog

On Escalating Demand for Energy-Conserving Products

EL SEGUNDO, Calif., October 27, 2004 – International Rectifier today reported pro forma earnings of $42.4 million (or $0.59 per share) in the September quarter.  This compares to $36.6 million (or $0.52 per share) in the June quarter and $19.8 million (or $0.30 per share) in the prior-year quarter. The pro forma September quarter earnings excluded a $6.7 million pretax charge for previously-announced severance and restructuring activities.  The pro forma June quarter earnings excluded $9.5 million in restructuring-related pretax charges.  The prior-year September quarter pro forma earnings excluded $4.0 million in restructuring-related pretax charges.

On a GAAP basis, net income was $37.6 million (or $0.53 per share) in the September quarter versus $29.4 million (or $0.42 per share) in the June quarter and $16.7 million (or $0.25 per share) in the prior-year quarter.

Revenues were $312.2 million in the September quarter, up 5 percent from $298.6 million in the June quarter, and up 33 percent from $234.1 million in the prior-year quarter.  Revenues from high performance analog ICs and advanced circuit devices grew 18 percent from the prior quarter and 64 percent from the prior-year quarter.

Bookings for high performance analog ICs and advanced circuit devices rose 15 percent from the prior quarter and 63 percent over the prior-year quarter.  Total company bookings were up 20 percent from the prior-year quarter and down 8 percent from the June quarter reflecting seasonality and a reduction in lead times for components to 6-10 weeks in September from 10-16 weeks in June.

Chief Executive Officer Alex Lidow stated, “Overall, business exceeded our expectations with the most recent quarter reflecting record revenues, gross margins and backlog.  These achievements are being driven by a number of factors, including continued expansion of IR power management content in IT where PC revenues grew four percent quarter on quarter and 44 percent year on year.  We are very excited about rapidly accelerating adoption of energy-efficient household appliances, lighting and automobiles.  We have pioneered as well as established the leadership position in fundamental motion control architectures, a key high growth area where energy conservation is paramount.  This is the same strategy that we have applied very successfully in the IT space with our leading-edge products for Intel processors.

“Our motion control architectures enable significant energy savings of up to 50 percent in a wide variety of applications.  IR’s revenues for energy-efficient appliances grew 91 percent year on year with orders up over 100 percent.

“In another important segment of our business, IR has set the architectural standards in energy-efficient lighting systems where consumers can save up to 70 percent of the electric power.  Revenues from these products tripled year on year while orders quadrupled.

“In combination, these energy-conserving products already represent one-third of our current OEM revenues. The vast majority of this business is centered on our proprietary products and their future prospects have never looked better.”

Distributor inventories of IR products were flat quarter to quarter.  Distributor shipments of IR products to their customers hit a record level in the September quarter, up 7 percent over June, consistent with IR shipments into the distribution channel.  Distributor sales represented 29 percent of revenues.  Pricing was firm, down less than one percent, in the September quarter.

Royalties in the September quarter were $10 million. Cash from operations was $23 million for the quarter.  IR’s inventories were flat at $160 million with the prior quarter and declined slightly on a “weeks basis” to 11.6 weeks.  The company’s cash and cash investments totaled $794 million at the end of the September quarter.

September quarter product gross margins exceeded expectations and grew 190 basis points from the June quarter, resulting in an all-time company record gross margin of 42.7 percent.  Gross margin on incremental sales exceeded expectations at 79 percent, primarily resulting from a richer mix of proprietary products that now total more than 67 percent of revenue.

IR secured $149 million in design wins in the September quarter:

•                  In energy-efficient appliances, IR continued to win new designs for GE, Maytag, Electrolux, Fisher & Paykel, and Hitachi programs.

•                  Seven major companies across all regions worldwide chose IR’s ICs for advanced, energy-saving lighting products.

•                  IR secured a significant integrated inverter and DC-DC converter program for use in hybrid vehicles for a leading European carmaker.  In addition, IR began ramping its first production program for an integrated starter alternator to support General Motors’ recently launched hybrid trucks.  Also, we secured new design wins for IR products used in new engine preheat systems for BMW and direct diesel injection systems for Bosch.

•                  For information technology applications, IR’s ICs and advanced circuit devices including XPhase™, DirectFET™ and iPOWIR™ won leading positions at seven of the top PC and server companies and two of the top communications networking companies.  In notebooks and desknotes, IR won six new designs for Intel’s latest Dothan platform and ten P4 mobile-based designs.  In desktops, IR secured five additional designs based on Intel’s new Grantsdale platform.  In high performance servers, IR won 15 new designs in platforms using Intel’s Nocona processor and Lindenhurst chipset, and an additional four designs in other processor platforms. Across each of these new platforms, IR’s value and unit content is significantly higher than in previous generations.

•                  The maker of the leading digital music player chose IR’s advanced circuits to extend battery life.   Two of the top Japanese consumer electronics companies chose IR analog ICs for Class D audio.

•                  In consumer electronics, Sharp, Sanyo, Samsung and LG again chose high performance proprietary analog ICs and advanced circuit devices from IR to power their plasma, LCD and DLP digital televisions.

•                  Power systems and advanced circuit devices won new designs for satellites, defense systems and space missions for BAE Systems, Honeywell, Lockheed-Martin, Northrop-Grumman, Raytheon, JPL and NASA.

Outlook

Alex Lidow noted, “In the current quarter, revenues are expected to be $312 million plus or minus five percent.  We have more than 80 percent backlog coverage of our target revenue for the December quarter.  We expect our overall gross margins to be at 42.7 percent plus or minus 100 basis points.  We are planning to complete a previously announced divestiture of approximately $10 million per quarter in revenue by the end of December. This represents the final piece of the previously-announced $100 million of annualized revenue carve-out of non-strategic, commodity business.

“At a time when inventory is being corrected in the PC market, we’re seeing a rapid acceleration of our business in energy conservation applications. And, with a dramatic increase in energy costs, there are significant opportunities to be realized with our energy-saving products.  We expect this trend to offer significant benefits to IR and to continue building momentum for the foreseeable future.”

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses pro forma or non-GAAP results of operations that exclude costs related to restructuring activities and one-time income/loss items. IR discloses both pro forma and actual results of operations in order to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002, and with and without one-time income/loss items, if any. In connection with the restructuring activities, among other things, the Company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2004.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended September 30, 2004, June 30, 2004 and September 30, 2003 (in thousands, except per share amounts):

	For the Quarter Ended
	September 30, 2004	June 30, 2004	September 30, 2003
	(unaudited)	(unaudited)	(unaudited)
Net income	$37,580	$29,407	$16,731
Costs from restructuring activities (net of tax)	4,851	7,213	3,062
Pro forma net income	42,431	36,620	19,793
Conversion of subordinated notes (net of tax)	2,386	2,629	—
Pro forma net income, diluted	$44,817	$39,249	$19,793

EPS, basic	$0.56	$0.44	$0.26
Effect of dilutive securities	(0.03)	(0.02)	(0.01)
EPS, diluted (1)	0.53	0.42	0.25
Costs from restructuring activities	0.07	0.11	0.05
Effect of dilutive securities	(0.01)	(0.01)	-
Pro forma EPS, diluted (1)	$0.59	$0.52	$0.30

Basic EPS shares	66,516	66,196	64,496
Effect of dilutive securities:
Convertible subordinated notes	7,439	7,439	—
Stock options	1,756	2,554	2,373
Diluted EPS shares (1)	75,711	76,189	66,869

(1)               The September 30, 2004 quarter included the dilutive effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Shares”), which impacted reported diluted EPS by ($0.02) and pro forma diluted EPS by ($0.03).  The June 30, 2004 quarter included the dilutive effect from the conversion of the Shares, which impacted reported and pro forma diluted EPS by ($0.01).  The conversion effect was not included in the computation of actual or pro forma diluted EPS for the September 30, 2003 quarter, since such effect would have been anti-dilutive.

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of market demand to materialize as anticipated (and the product mix of that demand);  greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the effectiveness of cost controls and cost reductions (including, without limitation, that associated with our acquisition initiatives); pricing pressures; unexpected costs or delays associated with cost-reduction efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment (whether or not associated with the company’s restructuring and acquisition initiatives); product claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring, integrating, and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company’s restructuring initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry and competitive conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the company’s mix of product shipments; the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the initiation of or actual results of any outstanding patent and other litigation, whether asserted by or against us; impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent report on Form 10-K.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time.  A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Wednesday, October 27 until midnight Eastern time (9:00 p.m. Pacific time) on Monday, November 1.  To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21193653, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

XPhase, DirectFET, and iPOWIR are trademarks of International Rectifier.

Centrino, Intel, and Pentium are trademarks of Intel Corporation. Other names and brands may be claimed as the property of others.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended September 30,
	2004	2003

Revenues	$312,225	$234,129
Cost of sales	178,788	149,985
Gross profit	133,437	84,144

Selling and administrative expense	46,415	36,583
Research and development expense	25,366	20,663
Amortization of acquisition-related intangibles	1,439	1,389
Impairment of assets, restructuring and severance	6,691	4,029
Other (income) expense, net	(36)	261
Interest (income) expense, net	1,717	(795)
Income before income taxes	51,845	22,014

Provision for income taxes	14,265	5,283
Net income	$37,580	$16,731

Net income per common share – basic	$0.56	$0.26

Net income per common share – diluted	$0.53	$0.25

Average common shares outstanding – basic	66,516	64,496

Average common shares and potentially dilutive securities outstanding – diluted	75,711	66,869

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2004	June 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and cash investments	$547,284	$560 154
Trade accounts receivable, net	183,070	154,911
Inventories	160,019	159,908
Deferred income taxes	45,277	44,141
Prepaid expenses and other receivables	53,835	34,096

Total current assets	989,485	953,210

Long-term cash investments	246,311	276,055

Property, plant and equipment, net	433,985	393,919

Other assets	386,513	393,822
Total assets	$2,056,294	$2,017,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$22,065	$18,866
Long-term debt, due within one year	277	274
Accounts payable	77,391	78,164
Accrued salaries, wages and commissions	32,710	36,510
Other accrued expenses	94,779	81,222
Total current liabilities	227,222	215,036
Long-term debt, less current maturities	561,034	560,019
Other long-term liabilities	22,086	22,950
Deferred income taxes	6,248	14,789
Stockholders’ equity:
Common stock	66,607	66,358
Capital contributed in excess of par value of shares	763,067	757,169
Retained earnings	335,265	297,685
Accumulated other comprehensive income	74,765	83,000
Total stockholders’ equity	1,239,704	1,204,212
Total liabilities and stockholders’ equity	$2,056,294	$2,017,006